Final: 05/18/01

                VANGUARD INSTITUTIONAL INDEX FUNDS (the "TRUST")
                               MULTIPLE CLASS PLAN


I.   INTRODUCTION
     ------------

     This Multiple Class Plan (the "Plan") describes two separate classes of shares that may be offered by series of the Trust (collectively the "Funds," individually a "Fund"). The Plan explains the separate arrangements for each class, how expenses are allocated to each class, and the conversion features of each class. Each Fund may offer any one or more of the specified classes.

     The Plan has been approved by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust. The classes of shares offered by each Fund are designated in Schedule A hereto, as such Schedule may be amended from time to time.

II.  SHARE CLASSES
     -------------

     A Fund may offer either or both of the following share classes:

                    Institutional Shares
                    Institutional Plus Shares

III. DISTRIBUTION AND ELIGIBILITY
     ----------------------------

     Distribution arrangements will be the same for both classes, although eligibility requirements for purchasing shares of each class will differ.
Eligibility requirements for each share class of each Fund are specified in Schedule B hereto, as such Schedule may be amended from time to time.

IV.  SERVICE ARRANGEMENTS
     --------------------

     Both share classes will receive a range of services provided on a per account basis. These "account-based" services may include transaction processing, shareholder recordkeeping and portfolio investment reviews, as well as the mailing of updated prospectuses, shareholder reports, tax statements, confirmation statements, quarterly portfolio summaries, and other items. It is expected that the aggregate amount of account-based services provided to Institutional Shares will materially exceed the amount of such services provided to Institutional Plus Shares, due to the existence of more accounts holding Institutional Shares. In addition to this difference in the volume of services provided, arrangements will differ among the classes as follows:

     A.   INSTITUTIONAL SHARES

          Institutional Shares may receive special services relating to institutional plan investments. These special services include Trustee services, plan participant education services, and plan participant telephone services. In addition, selected holders of Institutional Shares whose aggregate assets invested in funds sponsored by The Vanguard Group, Inc. exceed approximately $1 billion and meet other appropriate criteria may also receive defined contribution plan participant recordkeeping (VISTA) services.

     B.   INSTITUTIONAL PLUS SHARES

          Institutional Plus Shares are not eligible to receive services of the type described in paragraph IV.A. above.

V.   CONVERSION FEATURES
     -------------------

     A.   VOLUNTARY CONVERSIONS

               1. CONVERSION INTO INSTITUTIONAL SHARES. An investor may convert Institutional Plus Shares into Institutional Shares, provided that following the conversion the investor meets the then applicable eligibility requirements for Institutional Shares. Any such conversion will occur at the respective net asset values of the share classes next calculated after Vanguard's receipt of the investor's request in good order.

               2. CONVERSION INTO INSTITUTIONAL PLUS SHARES. An investor may convert Institutional Shares into Institutional Plus Shares, provided that following the conversion the investor: (i) meets the then applicable eligibility requirements for Institutional Plus Shares; and
          (ii) receives services consistent with Institutional Plus Shares. Any such conversion will occur at the respective net asset values of the share classes next calculated after Vanguard's receipt of the investor's request in good order.


     B.   INVOLUNTARY CONVERSIONS AND CASH OUTS

               1. CASH OUTS. If an investor in any class of shares no longer meets the eligibility requirements for such shares, the Fund may cash out the investor's remaining account balance. Any such cash out will be preceded by written notice to the investor and will be subject to the Fund's normal redemption fees, if any.

               2. CONVERSION OF INSTITUTIONAL PLUS SHARES. If an investor no longer meets the eligibility requirements for Institutional Plus Shares, the Fund may convert the investor's Institutional Plus Shares into Institutional Shares. Any such conversion will be preceded by written notice to the investor, and will occur at the respective net asset values of the share classes without the imposition of any sales load, fee, or other charge.

VI.  EXPENSE ALLOCATION AMONG CLASSES
     --------------------------------

     A.   BACKGROUND

          Each Fund receives investment advisory and a range of administrative services from The Vanguard Group, Inc. ("Vanguard") pursuant to a Management Agreement that provides for the payment of monthly fees based on an annual percentage rate applied to each Fund's average daily net assets for the period ("Mangement Agreement"). In addition, each Fund receives transfer agency services from Vanguard pursuant to a Shareholder Services Agreement that provides for the payment of monthly fees based on: (i) certain annual percentage rates applied to the average daily net assets of each Fund's separate share classes for the period; and (ii) the level of services received by each share class ("Shareholder Services Agreement").

     B.   CLASS SPECIFIC EXPENSES

               1. FEES PURSUANT TO SHAREHOLDER SERVICES AGREEMENT. Fees payable by a Fund to Vanguard under the Shareholder Services Agreement will be allocated among the Fund's share classes on the basis of the amount incurred on behalf of each such class.

               2. OTHER CLASS SPECIFIC EXPENSES. Expenses for the primary benefit of a particular share class will be allocated to that share class. Such expenses would include any expenses for the primary benefit of a particular share class that are payable to a party other than Vanguard and are not borne by Vanguard pursuant to the Shareholder Services Agreement or Management Agreement.

     C.   FUND-WIDE EXPENSES

               1. EXPENSES PURSUANT TO MANAGEMENT AGREEMENT. Fees payable by a Fund to Vanguard under the Management Agreement will be allocated among the Fund's share classes on the basis of their relative net assets.

               2. OTHER FUND EXPENSES. Any other Fund expenses not described above will be allocated among a Fund's share classes on the basis of their relative net assets.

VII. ALLOCATION OF INCOME, GAINS AND LOSSES
     --------------------------------------

     Income, gains and losses will be allocated among a Fund's share classes on the basis of their relative net assets. As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary. Dividends and distributions paid to each class of shares will be calculated in the same manner, on the same day and at the same time.

VIII.VOTING AND OTHER RIGHTS
     -----------------------

     Each share class will have: (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangements; and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (iii) in all other respects the same rights, obligations and privileges as each other, except as described in the Plan.

IX.  AMENDMENTS
     ----------

     All material amendments to the Plan must be approved by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

                                                                 Final: 05/18/01
                                   SCHEDULE A
                                       TO
             VANGUARD INSTITUTIONAL INDEX FUNDS - MULTIPLE CLASS PLAN

Note: This Schedule reflects multiple class arrangements approved by the Board of Trustees of Vanguard Institutional Index Funds on May 18, 2001.

--------------------------------------------------------------------------------
SERIES                                               SHARE CLASSES OFFERED
--------------------------------------------------------------------------------

Vanguard Institutional Index Fund                    Institutional Shares
                                                     Institutional Plus Shares


Vanguard Institutional Total Stock
 Market Index Fund                                   Institutional Shares
                                                     Institutional Plus Shares

                                                                Final:  05/18/01
                                   SCHEDULE B
                                       TO
            VANGUARD INSTITUTIONAL INDEX FUNDS - MULTIPLE CLASS PLAN

Note: This Schedule reflects class eligibility requirements approved by the Board of Trustees of Vanguard Institutional Index Funds on May 18, 2001.

INSTITUTIONAL SHARES - ELIGIBILITY REQUIREMENTS
-----------------------------------------------

     Institutional Shares require a minimum initial investment and ongoing account balance of:

     o    $10 million for Institutional Index Fund; and
     o    $200 million for Institutional Total Stock Market Index Fund.


INSTITUTIONAL PLUS SHARES - ELIGIBILITY REQUIREMENTS
----------------------------------------------------

     Institutional Plus Shares require a minimum initial investment and ongoing account balance of:

     o    $200 million for Institutional Index Fund; and
     o    $500 million for Institutional Total Stock Market Index Fund.